EXHIBIT 99.1

MICRON TECHNOLOGY, INC. PRICES $550 MILLION CONVERTIBLE SUBORDINATED NOTE OFFERING

Boise, Idaho, January 29, 2003 — Micron Technology, Inc. (NYSE: MU) today announced the pricing of its offering of $550 million of convertible subordinated notes due in 2010 to qualified institutional buyers pursuant to Rule 144A. The notes will bear interest at a rate of 2.50 percent per year, will be convertible into the Company’s common stock at a conversion price of $11.79 per share and will be subordinated to all present and future senior debt of Micron. The Company has also granted the initial purchasers of the notes a 30-day option to purchase an additional $82.5 million principal amount of the notes. The sale of the notes is expected to close on February 4, 2003.

Micron plans to use the net proceeds of the offering for general corporate purposes (including working capital, capital expenditures and research and development) and to further facilitate the Company’s transitions to new product and process technologies, including its .11 micron line width process technology and its processing of 300 millimeter wafers. Micron also will use approximately $95 million of the proceeds to enter into call spread options on its common stock to limit exposure to potential dilution from conversion of the notes.

In connection with the call spread options, certain of the initial purchasers are expected to take, and from time to time modify, positions in Micron’s common stock in secondary market transactions and/or enter into, and from time to time modify, various derivative transactions.

At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 85 shares of the Company’s common stock. The initial conversion price represents a 40 percent premium over the last reported sale price of the Company’s common stock on January 29, 2003, which was $8.42 per share.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.